Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE:	July 17, 2009
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES PERFORMANCE FOR THE QUARTER AND
YEAR TO DATE PERIODS ENDED JUNE 30, 2009
Fairlawn, Ohio — July 17, 2009 — Central Federal Corporation (Nasdaq: CFBK) announced a net loss of ($762,000) or ($.21) per diluted common share for the quarter ended June 30, 2009 compared to net income of $224,000, or $.05 per diluted common share, for the quarter ended June 30, 2008.
For the six months ended June 30, 2009, the net loss totaled ($1,008,000) or ($.30) per diluted common share, compared to net income of $348,000, or $.08 per diluted common share, for the six months ended June 30, 2008.
The net loss for the three and six months ended June 30, 2009 was primarily due to an increase in CFBank’s provision for loan losses of $1.1 million and $1.4 million, respectively, for the three and six months ended June 30, 2009 compared to the prior year periods. The increase in the provision for loan losses was due to the continued effect of current economic conditions and trends on loan portfolio performance, which resulted in an increase in nonperforming loans and net loan charge-offs.
The net loss for the three and six months ended June 30, 2009 was also due to an increase in FDIC premiums of $263,000 and $323,000, respectively, for the three and six months ended June 30, 2009 compared to the prior year periods. The increase in FDIC premiums was due to higher quarterly assessment rates and a special assessment to restore the reserve ratio of the Deposit Insurance Fund (DIF). On May 22, 2009, the Board of Directors of the FDIC voted to levy a special assessment on insured institutions as part of the agency’s efforts to rebuild the DIF and help maintain public confidence in the banking system. The final rule established a special assessment of 5 basis points on each insured depository institution’s assets minus Tier 1 capital as of June 30, 2009, and will be collected September 30, 2009. The special assessment to CFBank totaled approximately $129,000 and is included in noninterest expense during the quarter ended June 30, 2009. A one-time FDIC credit issued to CFBank as a result of the Federal Deposit Insurance Reform Act of 2005 reduced premiums in the prior year periods.
The Company received $7.2 million in connection with the U.S. Treasury Department’s Capital Purchase Program (CPP), which was part of the government’s Troubled Asset Relief Program (TARP), in December 2008. These funds were held in short-term, low yielding liquid investments for the six months ended June 30, 2009 pending approval from regulators to contribute them as additional capital to CFBank, where the funds can be invested in higher yielding assets, such as loans. Net income in the three and six months ended June 30, 2009 was detrimentally affected by the regulatory requirements placed on the Company’s use of the funds. In July 2009, regulators approved the use of CPP funds as capital to CFBank. The Company is considering whether to continue its participation in the CPP in light of additional restrictions under the legislation enacted during 2009.

Other Highlights:

•	Total assets increased $10.6 million, or 4%, in the first six months of 2009.

•	Loan originations totaled $54.4 million since our receipt of TARP funds on December 5, 2008 through June 30, 2009.

•	Deposit balances increased $7.3 million, or 4%, during the six months ended June 30, 2009, and $16.0 million, or 8%, compared to June 30, 2008.

•	Net gains on sales of loans increased 241% and mortgage loans originated for sale increased 111% in the first six months of 2009 compared to the first six months of 2008.
Net interest income
Net interest income decreased $146,000, or 6.6%, and totaled $2.1 million for the quarter ended June 30, 2009 compared to $2.2 million for the quarter ended June 30, 2008. Average interest-earning assets increased $15.1 million in the second quarter of 2009 compared to the second quarter of 2008, and included $7.2 million in CPP proceeds. The average yield on interest-earning assets decreased to 5.33% in the second quarter of 2009, compared to 6.33% in the second quarter of 2008, due to a decline in market interest rates and investment of the CPP funds in short-term investments. The decline in the average yield on interest-earning assets resulted in an 11.1% decrease in total interest income. The average cost of interest-bearing liabilities also decreased, to 2.62% in the second quarter of 2009, from 3.20% in the second quarter of 2008, due to a decline in market interest rates. The decrease in the average cost of interest-bearing liabilities resulted in a 16.5% decrease in total interest expense. Net interest margin decreased to 3.03% in the second quarter of 2009, compared to 3.43% in the second quarter of 2008.
Net interest income decreased $130,000, or 3.0%, and totaled $4.1 million for the six months ended June 30, 2009, compared to $4.3 million for the six months ended June 30, 2008. Average interest-earning assets increased $13.8 million for the six months ended June 30, 2009 compared to the same period in 2008, and included $7.2 million in CPP proceeds, as previously discussed. The average yield on interest-earning assets decreased to 5.43% for the six months ended June 30, 2009, compared to 6.55% for the same period in 2008, due to a decline in market interest rates and investment of the CPP funds in short-term investments. The decline in the average yield on interest-earning assets resulted in a 12.8% decrease in total interest income. The average cost of interest-bearing liabilities also decreased, to 2.72% for the six months ended June 30, 2009, from 3.58% in the same period in 2008, due to a decline in market interest rates. The decrease in the average cost of interest-bearing liabilities resulted in a 22.8% decrease in total interest expense. Net interest margin decreased to 3.04% for the six months ended June 30, 2009, compared to 3.30% for the same period in 2008.
Noninterest income
Noninterest income increased $84,000, or 38.7%, and totaled $301,000 for the quarter ended June 30, 2009, compared to $217,000 for the quarter ended June 30, 2008. The increase in noninterest income was primarily due to a $118,000 increase in net gains on sales of loans. The increase in net gains on sales of loans was a result of an increase in mortgage originations for sale, from $9.8 million during the second quarter of 2008 to $21.5 million during the second quarter of 2009, and a positive change in CFBank’s internal pricing policies.
Noninterest income increased $179,000, or 43.9%, and totaled $587,000 for the six months ended June 30, 2009, compared to $408,000 for the six months ended June 30, 2008. The increase in noninterest income was primarily due to a $234,000 increase in net gains on sales of loans. The increase in net gains on sales of loans was a result of increased mortgage originations for sale, from $15.9 million during the six month ended June 30, 2008, to $33.5 million during the six months ended June 30, 2009.

The increase in mortgage production is a result of management’s decision during 2008 to increase CFBank’s staff of professional mortgage loan originators, who have been successful in increasing this business despite the current depressed condition of the housing market.
Provision for loan losses
Provisions for loan losses are provided based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant allowance for loan losses required. Management’s estimate is based on a review of the loan portfolio, including the nature and volume of the loan portfolio and segments of the portfolio; industry and loan concentrations; historical loss experience; delinquency statistics and the level of nonperforming loans; specific problem loans; the ability of borrowers to meet loan terms; an evaluation of collateral securing loans and the market for various types of collateral; various collection strategies; current economic conditions and trends; and other factors. Based on this review, the provision totaled $1.4 million and $1.9 million for the three and six months ended June 30, 2009, respectively, compared to $260,000 and $484,000 for the three and six months ended June 30, 2008, respectively. The increase in the provision for loan losses in the current year periods was primarily due to adverse economic conditions affecting loan performance, which resulted in an increase in nonperforming loans and loan charge-offs. The ratio of the allowance for loan losses to total loans totaled 1.70% at June 30, 2009, compared to 1.32% at December 31, 2008.
Nonperforming loans, which are nonaccrual loans and loans 90 days past due still accruing interest, increased $3.7 million and totaled $6.1 million, or 2.59% of total loans, at June 30, 2009, compared to $2.4 million, or 1.02% of total loans, at December 31, 2008. The increase in nonperforming loans was primarily related to deterioration in the commercial real estate and home equity lines of credit portfolios.
Nonperforming loans included $3.9 million in commercial real estate loans, $348,000 in commercial loans, $1.5 million in home equity lines of credit and $347,000 in mortgage loans at June 30, 2009. The amount of the allowance for loan losses specifically allocated to individually classified impaired loans, which are included in nonperforming loans, totaled $1.7 million at June 30, 2009 compared to $514,000 at December 31, 2008.
Net charge-offs totaled $1.0 million, or 0.88% of average loans on an annualized basis, during the six months ended June 30, 2009, compared to net charge-offs of $220,000, or 0.19% of average loans on an annualized basis, during the six months ended June 30, 2008. Net charge-offs during the six months ended June 30, 2009 included 4 commercial loans, which totaled $831,000, and one home equity line of credit, which totaled $146,000. Net charge-offs during the six months ended June 30, 2008 related primarily to home equity lines of credit.
We believe the allowance for loan losses is adequate to absorb probable incurred credit losses in the loan portfolio as of June 30, 2009; however, future additions to the allowance may be necessary based on factors such as deterioration in client business performance, slow economic conditions, and declines in cash flows and market conditions which result in lower real estate values. Management continues to diligently monitor credit quality in the existing portfolio and analyze potential loan opportunities carefully in order to manage credit risk. An increase in loan losses would occur if economic conditions and factors which affect credit quality continue to worsen.
Noninterest expense
Noninterest expense for the quarter ended June 30, 2009 increased $316,000, or 16.9%, and totaled $2.2 million, compared to $1.9 million for the quarter ended June 30, 2008. The ratio of noninterest expense to average assets was 3.01% for the second quarter of 2009, compared to 2.70% in the second quarter of 2008. The efficiency ratio was 91.91% for the quarter ended June 30, 2009, compared to 77.27% for quarter ended June 30, 2008.

Noninterest expense for the six months ended June 30, 2009 increased $650,000, or 17.5%, and totaled $4.4 million, compared to $3.7 million for the six months ended June 30, 2008. The ratio of noninterest expense to average assets was 3.02% for the six months ended June 30, 2009, compared to 2.69% for the six months ended June 30, 2008. The efficiency ratio was 92.42% for the six months ended June 30, 2009, compared to 80.22% for six months ended June 30, 2008.
The increase in noninterest expense during the three and six months ended June 30, 2009 was primarily due to an increase in professional fees and FDIC premiums. Professional fees increased $10,000 and $277,000, respectively, during the three and six months ended June 30, 2009. The increase in professional fees was due to legal and accounting fees related to the investigation of certain deposit accounts associated with a third party payment processor, which are no longer active, and legal fees related primarily to nonperforming loans and regulatory filings. The increase in FDIC premiums was due to higher quarterly assessment rates and a one-time special assessment to restore the reserve ratio of the Deposit Insurance Fund (DIF), discussed previously.
Balance sheet activity
Assets totaled $288.4 million at June 30, 2009 and increased $10.6 million, or 3.8%, from $277.8 million at December 31, 2008. The increase in assets was due to the growth in cash and short term investments and an increase in loans held for sale due to increased mortgage banking activity, partially offset by a decline in loan balances.
Cash and cash equivalents totaled $12.5 million at June 30, 2009 and increased $8.3 million, from $4.2 million at December 31, 2008. The increase was primarily due to the $7.2 million CPP funds held in short-term, liquid investments at June 30, 2009.
Net loans totaled $231.7 million at June 30, 2009 and decreased $2.2 million, or 0.9%, from $233.9 million at December 31, 2008. The decrease in net loans was primarily due to a $1.4 million, or 5.2%, decline in the consumer loan portfolio due to repayments on home equity and auto loans, and an $877,000 increase in the allowance for loan losses. Mortgage loan balances decreased $75,000, or 0.3%, primarily due to repayments. Commercial, commercial real estate and multi-family loan balances increased by $103,000, or 0.1%, during the six months ended June 30, 2009. Commercial, commercial real estate and multi-family loan originations totaled $15.9 million and loan payoffs totaled $12.9 million during the six months ended June 30, 2009.
Deposits totaled $214.9 million at June 30, 2009 and increased $7.3 million, or 3.5%, from $207.6 million at December 31, 2008. The increase in deposits was due to a $10.1 million increase in money market deposit account balances, partially offset by a $4.4 million decrease in certificates of deposit account balances. Certificate of deposit account balances decreased primarily due to the maturity of $8.1 million in brokered deposit accounts that were not renewed, partially offset by growth in retail certificate of deposit accounts. Interest bearing and noninterest bearing checking account balances increased $1.0 million and savings account balances increased $624,000 during the six month period.
FHLB advances totaled $33.9 million at June 30, 2009 and increased of $4.9 million, or 16.8%, from $29.1 million at December 31, 2008. FHLB advances were used to fund increased mortgage banking activities.
Shareholders’ equity totaled $32.1 million at June 30, 2009 and decreased $1.0 million, or 3.1%, from $33.1 million December 31, 2008 due to the net loss and preferred stock dividends for the six months ended June 30, 2009, offset by an increase in accumulated other comprehensive income associated with an increase in the market value of the securities portfolio.

About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying those statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

Consolidated Statements of Operations	Three months ended			Six months ended
($ in thousands, except share data)	June 30,			June 30,
(unaudited)	2009	2008	% change	2009	2008	% change

Total interest income	$3,644	$4,100	-11%	$7,374	$8,459	-13%
Total interest expense	1,571	1,881	-16%	3,241	4,196	-23%

Net interest income	2,073	2,219	-7%	4,133	4,263	-3%

Provision for loan losses	1,357	260	422%	1,907	484	294%

Net interest income after provision for loan losses	716	1,959	-63%	2,226	3,779	-41%

Noninterest income
Service charges on deposit accounts	79	87	-9%	161	169	-5%
Net gain on sales of loans	179	61	193%	331	97	241%
Net gain on sale of securities	—	21	n/m	—	44	n/m
Other	43	48	-10%	95	98	-3%

Noninterest income	301	217	39%	587	408	44%

Noninterest expense
Salaries and employee benefits	1,097	997	10%	2,143	2,045	5%
Occupancy and equipment	139	112	24%	284	218	30%
Data processing	144	140	3%	294	277	6%
Franchise taxes	92	84	10%	178	166	7%
Professional fees	105	95	11%	442	165	168%
Director fees	17	34	-50%	51	68	-25%
Postage, printing and supplies	53	44	20%	112	95	18%
Advertising and promotion	2	15	-87%	14	27	-48%
Telephone	28	22	27%	52	44	18%
Loan expenses	10	1	n/m	18	8	n/m
Foreclosed assets, net	—	9	n/m	—	8	n/m
Depreciation	117	176	n/m	236	351	-33%
FDIC premiums	271	8	n/m	336	13	n/m
Other	107	129	-17%	202	227	-11%

Noninterest expense	2,182	1,866	17%	4,362	3,712	18%

Income (loss) before income taxes	(1,165)	310	n/m	(1,549)	475	n/m
Income tax expense (benefit)	(403)	86	n/m	(541)	127	n/m

Net income (loss)	$(762)	$224	n/m	$(1,008)	$348	n/m

Net income (loss) available to common shareholders	$(864)	$224	n/m	$(1,211)	$348	n/m

Share Data
Basic earnings (loss) per common share	$(0.21)	$0.05	n/m	$(0.30)	$0.08	n/m
Diluted earnings (loss) per common share	$(0.21)	$0.05	n/m	$(0.30)	$0.08	n/m
Cash dividends per common share	$—	$0.05	n/m	$—	$0.10	n/m
Average common shares outstanding — basic	4,099,723	4,253,958		4,099,828	4,349,160
Average common shares outstanding — diluted	4,099,723	4,258,112		4,099,828	4,351,450
n/m — not meaningful

Consolidated Statements of Financial Condition
($ in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
(unaudited)	2009	2009	2008	2008	2008
Assets
Cash and cash equivalents	$12,510	$12,329	$4,177	$7,601	$3,607
Securities available for sale	22,700	22,529	23,550	25,323	26,182
Loans held for sale	5,995	1,642	284	549	1,805
Loans
Mortgage	28,703	27,756	28,778	27,844	30,766
Commercial, commercial real estate and multi-family	181,921	186,492	181,818	180,191	176,696
Consumer	25,079	25,482	26,445	26,796	26,308

Total loans	235,703	239,730	237,041	234,831	233,770
Less allowance for loan losses	(3,996)	(3,528)	(3,119)	(3,045)	(2,947)

Loans, net	231,707	236,202	233,922	231,786	230,823
Federal Home Loan Bank stock	2,109	2,109	2,109	2,109	2,081
Loan servicing rights	97	105	112	123	134
Foreclosed assets, net	—	175	—	—	123
Premises and equipment, net	5,032	5,139	5,246	5,304	5,404
Bank owned life insurance	3,956	3,924	3,892	3,863	3,832
Deferred tax asset	2,064	1,657	1,598	1,709	1,865
Accrued interest receivable and other assets	2,232	3,481	2,891	2,388	2,766

Total assets	$288,402	$289,292	$277,781	$280,755	$278,622

Liabilities and Shareholders’ Equity
Deposits
Noninterest bearing	$14,960	$15,108	$14,557	$14,238	$13,458
Interest bearing	199,958	205,283	193,090	195,189	185,485

Total deposits	214,918	220,391	207,647	209,427	198,943
Federal Home Loan Bank advances	33,942	28,200	29,050	38,200	46,775
Advances by borrowers for taxes and insurance	72	93	167	79	94
Accrued interest payable and other liabilities	2,265	2,531	2,687	2,064	1,689
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	256,352	256,370	244,706	254,925	252,656

Shareholders’ equity	32,050	32,922	33,075	25,830	25,966

Total liabilities and shareholders’ equity	$288,402	$289,292	$277,781	$280,755	$278,622

Consolidated Financial Highlights	At or for the three months ended					At or for the six months ended
($ in thousands except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,	June 30,
(unaudited)	2009	2009	2008	2008	2008	2009	2008

Earnings (loss)
Net interest income	$2,073	$2,060	$2,166	$2,273	$2,219	$4,133	$4,263
Provision for loan losses	$1,357	$550	$250	$183	$260	$1,907	$484
Noninterest income	$301	$286	$364	$176	$217	$587	$408
Noninterest expense	$2,182	$2,180	$2,173	$1,864	$1,866	$4,362	$3,712
Net income (loss)	$(762)	$(246)	$90	$285	$224	$(1,008)	$348
Net income (loss) available to common shareholders	$(864)	$(347)	$61	$285	$224	$(1,211)	$348
Basic earnings (loss) per common share	$(0.21)	$(0.08)	$0.01	$0.07	$0.05	$(0.30)	$0.08
Diluted earnings (loss) per common share	$(0.21)	$(0.08)	$0.01	$0.07	$0.05	$(0.30)	$0.08

Performance Ratios (annualized)
Return on average assets	(1.05%)	(0.34%)	0.13%	0.41%	0.32%	(0.70%)	0.25%
Return on average equity	(9.42%)	(2.98%)	1.27%	4.43%	3.43%	(6.16%)	2.59%
Average yield on interest-earning assets	5.33%	5.53%	6.16%	6.36%	6.33%	5.43%	6.55%
Average rate paid on interest-bearing liabilities	2.62%	2.82%	3.20%	3.17%	3.20%	2.72%	3.58%
Average interest rate spread	2.71%	2.71%	2.96%	3.19%	3.13%	2.71%	2.97%
Net interest margin, fully taxable equivalent	3.03%	3.05%	3.33%	3.47%	3.43%	3.04%	3.30%
Efficiency ratio	91.91%	92.92%	85.89%	76.42%	77.27%	92.42%	80.22%
Noninterest expense to average assets	3.01%	3.04%	3.13%	2.66%	2.70%	3.02%	2.69%

Capital
Equity to total assets at end of period	11.11%	11.38%	11.91%	9.20%	9.32%	11.11%	9.32%
Tangible equity to tangible assets	11.11%	11.38%	11.91%	9.20%	9.32%	11.11%	9.32%
Book value per common share	$6.11	$6.32	$6.36	$6.30	$6.19	$6.11	$6.19
Tangible book value per common share	$6.11	$6.32	$6.36	$6.30	$6.19	$6.11	$6.19
Period-end market value per common share	$2.92	$2.90	$2.98	$3.50	$3.74	$2.92	$3.74
Dividends declared per common share	$—	$—	$0.05	$0.05	$0.05	$—	$0.10
Period-end common shares outstanding	4,100,337	4,101,537	4,101,537	4,102,662	4,192,662	4,100,337	4,192,662
Average basic common shares outstanding	4,099,723	4,099,913	4,099,628	4,110,326	4,253,958	4,099,828	4,349,160
Average diluted common shares outstanding	4,099,723	4,099,913	4,101,301	4,110,326	4,258,112	4,099,828	4,351,450

Asset Quality
Nonperforming loans	$6,103	$4,996	$2,412	$2,007	$1,972	$6,103	$1,972
Nonperforming loans to total loans	2.59%	2.08%	1.02%	0.85%	0.84%	2.59%	0.84%
Nonperforming assets to total assets	2.12%	1.79%	0.87%	0.71%	0.75%	2.12%	0.75%
Allowance for loan losses to total loans	1.70%	1.47%	1.32%	1.30%	1.26%	1.70%	1.26%
Allowance for loan losses to nonperforming loans	65.48%	70.62%	129.31%	151.72%	149.44%	65.48%	149.44%
Net charge-offs	$889	$141	$176	$86	$41	$1,030	$220
Annualized net charge-offs to average loans	1.52%	0.24%	0.30%	0.15%	0.07%	0.88%	0.19%

Average Balances
Loans	$234,235	$236,011	$233,245	$233,444	$229,051	$235,123	$227,972
Assets	$290,097	$287,216	$277,561	$280,093	$276,438	$288,657	$276,124
Shareholders’ equity	$32,350	$33,070	$28,296	$25,729	$26,133	$32,710	$26,904